March 22, 2007 06:00 AM Pacific Daylight Time

EPL Intermediate, Inc. Announces Results for the Fourth Quarter and Fiscal Year Ended December 27, 2006

IRVINE, Calif.--(BUSINESS WIRE)--EPL Intermediate, Inc. ("EPLI", "El Pollo Loco" or the "Company"), parent company of El Pollo Loco, Inc., today reported results for its fourth quarter and fiscal year ended December 27, 2006.

El Pollo Loco reported operating revenues for the fiscal year ended December 27, 2006 of $259.9 million, which is an increase of $22.7 million, or 9.6%, over operating revenues for the fiscal year ended December 28, 2005 of $237.2 million. Operating revenues include both sales at company-owned stores and franchise revenues. For comparative purposes, fiscal 2005 results prior to the November 18, 2005 acquisition (the "Acquisition") of the Company by affiliates of Trimaran Capital, L.L.C. (December 30, 2004 to November 17, 2005) have been combined with the fiscal 2005 results subsequent to the Acquisition (November 18, 2005 to December 28, 2005).

Same-store sales for the system increased 5.3% in fiscal 2006, with company-owned restaurant same-store sales increasing 3.6% and franchise restaurant same-store sales increasing 6.7%. The components of the company-owned same-store sales growth increase were a price increase of 1.9%, a transaction increase of 2.6%, and a menu mix decrease of 0.9%.

Operating income for fiscal 2006 was $30.5 million, which increased $8.2 million, or 37.0% over fiscal 2005 operating income of $22.3 million. Operating income in fiscal 2006 increased from fiscal 2005 primarily as a result of increased sales in 2006 as compared to 2005.

Operating Income in 2006 was negatively impacted by $1.8 million in costs related to a public equity offering that was abandoned in the fourth quarter of fiscal 2006. Operating income in 2005 was negatively impacted by $3.1 million in selling expenses related to the Acquisition.

Interest expense for fiscal 2006 was $28.8 million, which decreased $13.3 million from $42.1 million in fiscal 2005. This decrease was primarily due to $15.7 million in tender premiums paid in fiscal 2005 related to the retirement of debt and the write-off in fiscal 2005 of deferred finance costs of $6.0 million, both occurring as a result of the Acquisition. Excluding these two Acquisition related expenses, interest expense would have increased $8.4 million from fiscal 2005 to fiscal 2006 as a result of higher average debt balances after the Acquisition.

Net income for the year ending December 27, 2006 was $0.6 million, an increase of $12.4 million from a net loss of $11.8 million for the year ended December 28, 2005. The net loss in fiscal 2005 was primarily a result of Acquisition related expenses.

Commenting on the fiscal 2006 results, Stephen Carley, president and CEO of El Pollo Loco, Inc., said, "We were very pleased to deliver positive system-wide same-store sales growth for the seventh year in a row. As expected, our same store sales growth has slowed as we progressed through fiscal 2006 due to the challenging comparisons to the prior year where we had double digit same store sales growth late in the year. We expect same store sales growth to be modest in the first part of fiscal 2007 as we compare against strong early 2006 comparable sales growth numbers."

Mr. Carley continued, "Our restaurant growth continued in 2006 with the opening of 9 company-owned and 17 franchised restaurants, including new restaurants in Chicago and Connecticut. We expect to open approximately 10 company owned restaurants and 20 franchised restaurants in fiscal 2007. The Company openings will be in our core greater Los Angeles and Las Vegas markets, while our franchise openings are expected to occur in up to 12 different states. We currently have 25 active development agreements covering 15 states in place."

On January 1, 2007 the minimum wage in the state of California increased from $6.75 per hour to $7.50 per hour. The Company implemented a price increase at the beginning of fiscal 2007 in order to mitigate the impact on profits of the minimum wage increase. We anticipate an approximate 2% increase in sales as a result of the increases taken.

Product cost, which includes food and paper costs, is the Company's largest single expense and is subject to increase or decrease based on commodity cost changes. As of March 2007, the Company has chicken contracts with three primary suppliers that expire in February 2008 or February 2009. Two of these contracts have fixed pricing and one of these contracts provides a floor and ceiling price for the chicken we buy. The Company believes this structure gives creates better predictability for product cost in an environment where the price of corn, which is a primary feed for chicken, is very high due to the increasing demand from ethanol plants.

Operating revenues for the fourth quarter of fiscal 2006 totaled $64.6 million, which is an increase of $4.8 million, or 7.9%, over operating revenues of $59.8 million for the fourth quarter of 2005. Same-store sales for the system increased 2.3% in the fourth quarter of fiscal 2006, with company-owned restaurant same-store sales increasing 1.0% and franchise restaurant same-store sales increasing 3.4%. The components of the company-owned same store sales growth increase were a price increase of approximately 2.0%, a transaction decrease of 0.7%, and a menu mix decrease of 0.3%.

Operating income for the fourth quarter of fiscal 2006 was $5.2 million, an increase of $3.1 million or 148.7% from operating income of $2.1 million in the fourth quarter of fiscal 2005. This increase was primarily due to $3.1 million in selling expenses related to the Acquisition in the fourth quarter of fiscal 2005 compared against $1.8 million in public equity offering expenses in the fourth quarter of fiscal 2006.

Net loss for the fourth quarter of fiscal 2006 totaled $1.2 million, a decrease of $14.2 million from a net loss of $15.4 million in the fourth quarter of fiscal 2005. This decrease of $14.2 million is primarily due to the payment of tender premiums and write-off deferred cost and selling expenses in the fourth quarter of fiscal 2005, all related to the Acquisition as described above.

El Pollo Loco's store count changes for fiscal 2006 are as follows:

	Company	Franchised Stores	Total
December 28, 2005	142	191	333
Opened	9	17	26
Closed	-	-	-
December 27, 2006	151	208	359

System-wide Sales

Included above are franchise and system-wide same-store sales increases. System-wide sales are a financial measure that includes sales at all company-owned stores and franchise-owned stores, as reported by franchisees. Management uses system-wide sales information internally in connection with store development decisions, planning and budgeting analyses. Management believes system-wide sales information is useful in assessing consumer acceptance of the Company's brand and facilitates an understanding of financial performance as the Company's franchisees pay royalties and contribute to advertising pools based on a percentage of their sales.

Safe Harbor Statement

The following is a Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements, which are statements that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. They may contain words such as "believe," "anticipate," "expect," "estimate," "intend," "project," "plan," "will," "should," "may," "could" or words or phrases of similar meaning. The statements reflect management's current expectations regarding future events. Risk factors that could cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to, the occurrence of food-borne-illness incidents; increases in the cost of chicken; our dependence upon frequent deliveries of food and other supplies; our vulnerability to changes in consumer preferences and economic conditions; our ability to compete successfully with other quick service and fast casual restaurants; our ability to expand into new markets; our reliance in part on our franchises; and our ability to support our expanding franchise system; supply interruptions or sales decreases due to negative publicity resulting from an avian flu outbreak; and other risk factors described from time to time in the Company's reports filed with the Securities and Exchange Commission. Statements about the Company's past performance are not necessarily indicative of its future results. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as the result of new information, future events or otherwise.

About the Company

El Pollo Loco currently operates 363 restaurants, located principally in California, with additional restaurants in Arizona, Nevada, Texas, Illinois, Connecticut and Colorado. Headquartered in Irvine, California, the Company is a privately held company owned principally by affiliates of New York-based equity investment firm Trimaran Capital, L.L.C. and company management. The chain offers a wide variety of contemporary Mexican-influenced entrees such as the Pollo Bowls®, Pollo Salads, and specialty chicken burritos, in addition to individual and family meal offerings of our famous citrus-marinated, flame-grilled chicken. The chicken is served with steaming tortillas, freshly prepared salsas and a wide assortment of side dishes. For more information about El Pollo Loco, visit the Company's website at www.elpolloloco.com.

Financial Statements

In the following financial statements the Company refers to itself as the Predecessor for all periods prior to the Acquisition and the Successor for all periods subsequent to the Acquisition. In the narrative above, we have combined the two fiscal 2005 columns in the Consolidated Statements of Operations labeled

"Predecessor December 30, 2004 to November 17, 2005" and "Successor November 18, 2005 to December 28, 2005" for comparative purposes.

EPL INTERMEDIATE, INC.
(A Wholly Owned Subsidiary of El Pollo Loco Holdings, Inc.)

CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands)

	Predecessor		Successor
		Dec. 30, 2004	Nov. 18 to
	Dec. 29,	to Nov.17,	Dec. 28,	Dec. 27,
	2004	2005	2005	2006

OPERATING REVENUE:
Restaurant revenue	$204,820	$197,267	$24,527	$242,571
Franchise revenue	14,216	13,661	1,742	17,317

Total operating revenue	219,036	210,928	26,269	259,888

OPERATING EXPENSES:
Product cost	64,595	62,638	7,958	76,151
Payroll and benefits	55,200	50,325	6,746	61,601
Depreciation and amortization	13,894	12,743	1,203	10,333
Other operating expenses	65,979	65,340	7,958	81,281

Total operating expenses	199,668	191,046	23,865	229,366

OPERATING INCOME	19,368	19,882	2,404	30,522

INTEREST EXPENSE--Net of interest income of $107, $369, $0, and $413 for the periods ended December 29, 2004, November 17, 2005, December 28, 2005 and December 27, 2006 respectively	18,025	38,726	3,385	28,813

INCOME (LOSS) BEFORE PROVISION (BENEFIT) FOR INCOME TAXES	1,343	(18,844)	(981)	1,709

PROVISION (BENEFIT) FOR INCOME TAXES	28	(7,651)	(393)	1,072

NET INCOME (LOSS)	$1,315	$(11,193)	$(588)	$637

	Fiscal Years
	2004	2005	2006
Income Statement Data:
Restaurant revenue	100.0%	100.0%	100.0%
Product cost	31.5	31.8	31.4
Payroll and benefits	27.0	25.7	25.4
Depreciation and amortization	6.8	6.3	4.3
Other operating expenses	32.2	33.0	33.5
Operating income	9.5	10.0	12.6
Interest expense	8.8	19.0	11.9
Income (loss) before income taxes	0.7	(8.9)	0.7
Net income (loss)	0.6	(5.3)	0.3
Supplementary Income Statement Data
Restaurant other operating expense	19.5	19.3	21.0
Franchise expense	1.7	1.4	1.4
General and administrative expense	11.0	12.3	11.1
Total other operating expenses	32.2	33.0	33.5

Contacts

El Pollo Loco

Joe Stein, Senior Vice President and CFO, 949-399-2000